Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF NEXTGEN HEALTHCARE, INC.,

A DELAWARE CORPORATION,

AND

NEXTGEN HEALTHCARE, INC.

A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2021 (the Agreement”), is between NextGen Healthcare, Inc., a California corporation (“Parent”), and NextGen Healthcare, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Delaware Subsidiary”). Delaware Subsidiary and Parent are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Delaware Subsidiary is a corporation duly organized and existing under the laws of the State of Delaware and, as of the date of this Agreement, has authorized 5,000 shares of capital stock, all of which are designated as common stock, par value $0.01 per share (the “Common Stock”), and has issued and outstanding 100 shares of Subsidiary Common Stock, all of which are held by Parent;

WHEREAS, immediately prior the Effective Time (as defined below), the Delaware Subsidiary will have authorized a total of 110,000,000 shares of capital stock, which shall be divided into two classes, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share;

WHEREAS, Parent is a corporation duly organized and existing under the laws of the State of California and has authorized capital stock of 100,000,000 shares, all of which are designated “Common Stock” (“Parent Stock”), and, as of the date of this Agreement, 67,274,112 shares of Parent Stock are issued and outstanding;

WHEREAS, the Board of Directors of Parent has determined that, for the purpose of effecting the reincorporation of Parent in the State of Delaware, it is advisable and in the best interests of Parent that Parent merge with and into Delaware Subsidiary upon the terms and conditions herein provided;

WHEREAS, the Board of Directors of each Constituent Corporation has approved and declared advisable this Agreement, has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of its shareholders or stockholder, as applicable, and has directed that this Agreement be submitted to its shareholders or stockholder, as applicable, for adoption thereby and has recommended that such shareholders or stockholder, as applicable, adopt this Agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, in its capacity as sole stockholder of Delaware Subsidiary, will execute and deliver a consent adopting this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Delaware Subsidiary and Parent hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California Corporations Code, at the Effective Time (as hereinafter defined), Parent shall be merged with and into Delaware Subsidiary (the “Merger”), the separate existence of Parent shall cease and Delaware Subsidiary shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Delaware Subsidiary, as the surviving corporation in the Merger, is herein sometimes referred to as the “Surviving Corporation.” The name of the Surviving Corporation shall be “NextGen Healthcare, Inc.”

1.2 Filing and Effectiveness. After satisfaction of the requirements of the applicable laws of the State of Delaware and the State of California, Delaware Subsidiary will cause a certificate of merger (the “Delaware Certificate of Merger”) and all other documents and filings required to be made under Delaware law to be filed with the Secretary of State of the State of Delaware, and Parent will cause a certificate of merger (the “California Certificate of Merger”) and all other documents and filings required to be made under California law to be filed with the Secretary of State of the State of California. The Merger shall become effective at the time of effectiveness of the Delaware Certificate of Merger and in accordance with the California Corporations Code, or any later date and time agreed to by the parties and specified in the Delaware Certificate of Merger and the California Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. The Merger shall have the effects under the Delaware General Corporation Law and the California Corporations Code. Without limiting the foregoing, upon the Effective Time, (i) the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations as constituted immediately prior to the Effective Time, (ii) all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Delaware Subsidiary and Parent on whatever account, shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, and title to any real estate, or any interest therein vested in Delaware Subsidiary or Parent, shall not revert or in any way be impaired by reason of this Merger; (iii) all contractual rights, obligations and adopted plans, including without limitation the NextGen Plans (as defined below) and all other contracts and obligations therein, of Parent shall thenceforth be assumed by, remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced by or against it to the same extent as if all said contractual rights, obligations and adopted plans had been entered into or adopted by the Surviving Corporation; (iv) any and all intangibles and intellectual property rights, including without limitation patents, patent applications, trademarks, trademark applications, trade secrets, copyrights, know how, inventions and all other intellectual property and rights therein, of Parent and Delaware Subsidiary shall be the property and assets of the

Surviving Corporation; and (v) all of the rights of creditors of Delaware Subsidiary and Parent shall be preserved unimpaired, and all liens upon the property of Delaware Subsidiary or Parent shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. Delaware Subsidiary shall cause its certificate of incorporation to be amended and restated prior to the effective time to read in its entirety in the form attached hereto as Exhibit A, with such provisions as shall have been approved by the shareholders of Parent in connection with the Merger (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation shall continue as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. Delaware Subsidiary shall cause its bylaws to be amended and restated prior to the Effective Time to read in their entirety in the form attached hereto as Exhibit B, with such provisions as shall have been approved by the shareholders of Parent in connection with the Merger (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws as in effect immediately prior to the Effective Time shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof, the Amended and Restated Certificate of Incorporation and applicable law.

2.3 Directors and Officers. The directors of Delaware Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and each such director shall continue in office as a director until the next annual meeting of stockholders of Delaware Subsidiary for the election of directors and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. The officers of Delaware Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall continue to serve until their death, resignation, removal or retirement.

III. MANNER OF CONVERSION OF STOCK

3.1 Parent Shares. Upon the Effective Time, each share of Parent Stock (the “Parent Shares”) issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation. The Surviving Corporation shall not be obligated to issue any fractional shares in the Merger, and any fractional shares otherwise issuable by the Surviving Corporation in the Merger shall be cancelled, and the holder thereof shall be instead paid cash in an amount equal to the fair value thereof.

3.2 Delaware Subsidiary Common Stock. Upon the Effective Time, each share of Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Delaware Subsidiary, the holder of such shares or any other person, be canceled for no consideration and returned to the status of authorized but unissued shares of Common Stock of the Surviving Corporation.

3.3 Parent Options and Plans. Upon the Effective Time, the Surviving Corporation shall assume and continue the NextGen Healthcare, Inc. 2015 Equity Incentive Plan (as amended to date, the “2015 Plan”), the Quality Systems, Inc. 2014 Employee Share Purchase Plan (the “ESPP”) and the Quality Systems, Inc. Second Amended and Restated 2005 Stock Option and Incentive Plan (the “2005 Plan” and, together with the 2015 Plan and the ESPP, the “NextGen Plans”) and all other employee benefit plans of Parent, as set forth in Section IV below. Each security convertible into or exercisable or exchangeable for Parent Shares issued and outstanding immediately prior to the Effective Time under the NextGen Plans shall, at the Effective Time, be changed and converted, exercised or exchanged, upon the same restrictions, terms and conditions, into an option to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Common Stock of the Surviving Corporation that is equal to the number of Parent Shares that the holder would have received had the holder exercised such option to purchase or other right to acquire in full immediately prior to the Effective Time (whether or not such option to purchase or other right to acquire was then exercisable) and the exercise price per share or conversion price or ratio per share under each of said option to purchase or other right to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time. The Parent Shares that remain available for issuance under the NextGen Plans, if any, including without limitation any such shares that are added back to the authorized share limit at any time by virtue of forfeitures, surrenders or otherwise, shall be changed and converted into shares of the Common Stock of the Surviving Corporation, such that all awards under the NextGen Plans from and after the Effective Time shall relate to shares of the Common Stock of the Surviving Corporation rather than Parent Shares. The Delaware Subsidiary shall cause a number of shares of Common Stock of the Surviving Corporation to be reserved for issuance upon the vesting and settlement of rights issued under the NextGen Plans that is at least equal to the number of Parent Shares so reserved immediately prior to the Effective Time.

3.4 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate representing the Parent Shares may be asked to surrender the same for cancellation to one or more exchange agents (the “Exchange Agents”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of the Surviving Corporation’s Common Stock into which the surrendered Parent Shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing the Parent Shares shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation’s Common Stock into which such Parent Shares were converted in the Merger. The registered owner on the books and records of the Surviving Corporation of any shares of Common Stock of the Surviving Corporation represented by any such outstanding certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above. Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates representing the Parent Shares so converted and surrendered in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of Common Stock of the Surviving Corporation is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Surviving Corporation or the Exchange Agents any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

IV. CONVERSION OF PLANS

The terms of the NextGen Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to each option to purchase or other right to acquire shares of Parent Stock after giving effect to the Merger and the assumptions by the Surviving Corporation as set forth above. As of the Effective Time, the Surviving Corporation shall assume the NextGen Plans and all references therein to Parent or Parent Shares (or options or rights with respect thereto) shall be deemed automatically amended to be references to the Surviving Corporation and the Common Stock of the Surviving Corporation (or options or rights with respect thereto). The parties acknowledge that there are 1,506,567 Parent Shares reserved for issuance under the 2015 Plan as of immediately prior to the Effective Time pursuant to its terms, of which 1,506,567 may be issued pursuant to the award of incentive stock options (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended). The 2015 Plan permits the issuance of awards thereunder, including incentive stock options, to all employees of Parent and its subsidiaries. Following the Effective Time and the assumption of the 2015 Plan by the Surviving Corporation, there will be 3,356,567 shares of the Common Stock of the Surviving Corporation reserved for issuance under the 2015 Plan as of immediately following the Effective Time pursuant to its terms, all of which may be issued to employees of the Surviving Corporation and its subsidiaries.

V. GENERAL

5.1 Covenants of Delaware Subsidiary. Delaware Subsidiary covenants and agrees that it will:

(a) Qualify to transact intrastate business as a foreign corporation in the State of California and in connection therewith irrevocably consent to service of process directed to it upon the agent designated and to the service of process on the California Secretary of State if the agent designated or the agent’s successor is no longer authorized to act or cannot be found at the address given, as required under the provisions of Section 2105 of the California Corporations Code.

(b) File any and all documents with the California Franchise Tax Board necessary for the assumption by Delaware Subsidiary of all of the franchise tax liabilities of Parent.

(c) Take such other actions as may be required by the California Corporations Code.

5.2 Further Assurances. From time to time, as and when required by Delaware Subsidiary or by its successors or assigns, there shall be executed and delivered on behalf of Parent such deeds and other instruments, and there shall be taken or caused to be taken by Delaware Subsidiary and Parent such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Delaware Subsidiary the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Parent and otherwise to carry out the purposes of this Agreement, and the officers and directors of Delaware Subsidiary are fully authorized in the name and on behalf of Parent or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Parent or of Delaware Subsidiary, or of both, notwithstanding the approval of this Agreement by the shareholders of Parent.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders or shareholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

5.6 Counterparts; Agreement. This Agreement may be executed in two or more consecutive counterparts (including by electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic transmission or otherwise) to the other party. A fully executed copy of this Agreement will be on file at the principal place of business of the Surviving Corporation at 3525 Piedmont Road, NE Building 6, Suite 700, Atlanta, Georgia

30305, and a copy thereof will be furnished to any stockholder or shareholder of either Constituent Corporation, upon request and without cost.

5.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits hereto) constitutes the entire agreement, and supersede all other agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of Parent Shares or rights or options to acquire Parent Shares as of immediately prior to the Effective Time) is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder.

5.8 Governing Law; Jurisdiction. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than a failure of service of process, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.9 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

NextGen Healthcare, Inc., a Delaware corporation

By:	/s/ Jeffrey D. Linton
Name: Jeffrey D. Linton
Title: Secretary

NextGen Healthcare, Inc., a California corporation

By:	/s/ Jeffrey D. Linton
Name: Jeffrey D. Linton
Title: Secretary

Exhibit A

Amended and Restated Certificate of Incorporation

Exhibit B

Amended and Restated Bylaws